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                                                                    EXHIBIT 5.1

                                January 19, 1999

Ramsay Youth Services, Inc.
Columbus Center
One Alhambra Plaza, Suite 750
Coral Gables, Florida 33134

         Re:      REGISTRATION STATEMENT ON FORM S-3
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Gentlemen:

         We have acted as your special counsel in connection with the offering by certain selling shareholders of a number of shares of Common Stock, par value $.01 per share (the "shares"), of Ramsay Youth Services, Inc., a Delaware corporation (the "Company"). The shares are being offered pursuant to the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on January 18, 1999.

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed, including the following documents: (a) the Company's Certificate of Incorporation, as amended; (b) the Company's Bylaws, as amended; and (c) the resolutions adopted by the Board of Directors of the Company.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon the foregoing, and subject to the qualifications and limitations contained herein, we are of the opinion that the shares have been duly and validly authorized and issued, and are fully paid and non-assessable.

         We are members of the Bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the Federal laws of the United States and the State of New York.

         Our opinion and the matters expressed herein are as of the date hereof and we assume no obligation to advise you of any change in any matter set forth herein after the date hereof. This opinion may not be relied upon by any other person for any purpose without our prior written consent.



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         We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations thereunder, or that we are "experts" within the meaning of the Act or such rules and regulations.


                                                Very truly yours,

                                                HAYTHE & CURLEY